Exhibit 99.2

Press Briefing: 24 June 2008, Doha, Qatar

The State of Qatar and NYSE Euronext Strategic Partnership

Remarks of His Excellency Yousef Hussain Kamal, the Minister of Finance of Qatar

[Bismillahirrahmanirrahim. Assalamu’alaikum warahmatullahita’ala wabarakatuh and good afternoon.]

•	Historic moment for Doha’s financial markets, for the people of Qatar and for the Middle East.

•	NYSE Euronext is the world’s leading exchange group with a strong reputation across the globe for excellence.

•	Goal in this partnership with NYSE Euronext is to build a new internationally integrated exchange in Doha with links to the world’s biggest capital markets in the US and Europe.

•	Lays the foundations to build Doha into a world-class financial center and the leading player in the Middle East region.

•	Doha a fully diversified financial market by enhancing the development of the existing cash equities market and creating a dynamic derivatives exchange.

•	Vision of the Emir of Qatar, His Highness Sheikh Hamad bin Khalifa Al-Thani, and his philosophy of market liberalization and diversification, Qatar has made the most phenomenal progress.

•	Transformed not only the economy, but the nation.

•	Today’s momentous announcement is a testament not only to that vision and foresight, but to the execution of our strategy and our goals.

•

Momentous step in our nation’s commitment to diversify our economy across the globe, thereby making the most prudent use of our wealth of natural resources for the benefit of all peoples. Not least the generations yet unborn.

[ends]

Remarks of Dr. Hussain Al-Abdulla

[Bismillahirrahmanirrahim. Assalamu’alaikum warahmatullahita’ala wabarakatuh and good afternoon.]

•	Growth of Qatar’s financial services infrastructure essential element in creating the fabric to support and ensure the growth of our nation.

•	Partnership with NYSE - No better signal of confidence in the future of our financial markets and opportunities.

•	Struck by DSM’s story of remarkable progress and evolution over past decade.

•	Exchange industry has developed at a rapid pace and the DSM has played a significant part. It has become one of the best automated markets in the Middle East region.

•	DSM taken great steps – achieved in 10 years progress others took 50 years.

•	DSM become a gateway for foreign investments, market grown explosively.

•	Move towards further liberalization, we are confident that this growth will accelerate.

•	Market value of the companies traded on the DSM has increased more than 20 times in less than eight years.

•	NYSE Euronext and the State of Qatar share a vision: to establish even more beneficial and concrete links between the pools of capital in this globalized world.

•	Qatar is the fastest growing economy in the Middle East.

•	Nation is booming to the benefit our people, our partners and the wider Middle East region.

•	Internationally integrated exchange and partnership with one of the world’s leading exchange group, presents endless possibilities.

[ends]

Remarks of Duncan Niederauer, Chief Executive Officer, NYSE Euronext

Thank you, Dr. Hussain and honored guests.

On behalf of our Board and all my colleagues at NYSE Euronext, I welcome this mutually beneficial strategic partnership with the State of Qatar and the Doha Securities Market.

It is a great privilege to align NYSE Euronext with Qatar and the Doha’s financial marketplace, whose role is vital and growing in the Gulf region and globally.

We are greatly appreciative to His Excellency Sheikh Hamad bin Jassim bin Jabr Al-Thani, Dr. Hussain and the entire team of Doha Securities Market for this exciting opportunity

Our announcement breaks new ground in many ways. For instance, this partnership is the largest that NYSE Euronext has taken in an equity participation in an overseas exchange and also represents one of our more significant technology engagements to date.

Qatar is already widely recognised for its success in creating an open, vibrant and competitive environment, encouraging private enterprise, fostering innovation and promoting overseas investment.

As the world’s leading, most diverse and most technologically advanced global exchange group, we have long recognised the importance and huge potential of the Middle East region.

We are delighted to achieve our aim of expanding into the region through this partnership with the State of Qatar.

Our technology and expertise will contribute to the vision that has been born of this historic agreement.

Qatar is in the midst of a spectacular transition to become a knowledge-based and diversified economy rather than one reliant on its natural resources of oil and gas.

The country’s natural resources, which include one of the world’s largest gas reserves, are the foundations of a strong and sustainable economy, however Qatar’s vision has long been much more expansive and far-sighted.

It is committed to diversification, with a target that by 2020 Qatar will no longer be dependent on its income from oil and gas.

This partnership fits with our long-term strategic business goals and benefits our shareholders. We are very proud to be associated with Qatar and the Doha financial market.

I would also like to thank Qatar for its support in encouraging the United Nations to recognize World Autism Day. The efforts of Ambassador Al-Nasser, Permanent Representative to the UN of the State of Qatar, were exemplary.

The Leadership of Qatar and her Highness Sheikha Mozahon on the important issue of autism is contributing to the well-being of people around the world.

We will do our utmost to fulfil our obligations and responsibilities toward making this transaction successful…to contributing to the well-being of the people of Qatar…and to realize the vision of Qatar and Doha in the global financial marketplace.

Thank you.

Remarks of Jean-François Théodore, Deputy Chief Executive, NYSE Euronext

I would like to add my thanks to that of Duncan, to say again how appreciative we are to His Excellency Sheikh Hamad bin Jassim bin Jabor Al-Thani, His Excellency Yusof Kamal, Dr. Hussain Al-Abdulla and the entire management team of the Doha Securities Market for this very exciting opportunity to develop this market together with them, linking it to the major trading centres of US and Europe.

We are very proud to have been chosen by the State of Qatar to further develop the cash equity and derivatives segments of the Doha Securities Market, already one of the leading exchanges in the Middle East.

We consider this market has huge potential for growth, as Qatar is the fastest-growing economy in the Middle East. This is a great opportunity for NYSE Euronext to take part in reshaping and developing this market through a technology partnership and a significant equity participation.

We will provide Qatar with our skills, expertise and intellectual knowledge to develop their financial marketplace in three major ways. In terms of:

Technology. In order for the world’s financial community to be able to access the Doha market we will provide connectivity solutions. We will also provide state-of-the-art electronic trading platforms for the cash equities and derivatives markets.

Secondly, in terms of product development. We will enlarge the product offering of the Doha Market so that it meets international investors’ needs.

And thirdly, in terms of management; NYSE Euronext will assist in identifying a new management team and structure to ensure the successful development of the Doha Exchange.

To show our commitment to this venture our Board of Directors has agreed that we take a 25% equity stake in the Doha Securities Market for $250 million in cash, the largest stake NYSE Euronext has ever taken in an overseas exchange.

Through this partnership we look forward to building a strong, long-lasting and friendly relationship with the Doha Exchange which will see it transform, from a successful local market, into a significant global player for the benefit of the people of Qatar, the Middle East and the wider global financial community.